EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-140234) and Form S-8 (File No. 333-147458 and File No. 333-145795) of Wireless Ronin Technologies of our report dated March 12, 2008, which report contains an unqualified opinion and explanatory paragraph related to the Company’s adoption of Statement of Financial Accounting Standards 123(R), “Share Based Payment”, which appears on page F-2 of this annual report on Form 10-KSB for the year ended December 31, 2007.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, MN
March 12, 2008